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                               CERTIFICATE OF AMENDMENT
                                          OF
                              ARTICLES OF INCORPORATION
                                          OF
                                     BSM BANCORP


William A. Hares and William L. Snelling certify that:


    1. They are the President and Secretary, respectively, of BSM Bancorp, a California corporation.

    2. Paragraphs B., C. and D. are added to Article VIII of the Articles of Incorporation of this Corporation, to read as follows:

         "B. The remaining provisions of this article shall become effective only when the Corporation becomes a listed corporation within the meaning of
Section 301.5 of the Corporations Code, which provision refers to a corporation whose shares are traded on the New York Stock Exchange, American Stock Exchange, or National Market System-NASDAQ.

         C. CLASSIFIED BOARD. If the authorized number of directors is nine or more, then the board of directors shall be classified into three classes, the members of each class to serve for a term of three years. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

         Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as nearly as equal as possible. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as nearly as equal as possible.

         At the first annual meeting of shareholders held after the corporation qualifies as a listed corporation within the meaning of Section 301.5 of the Corporations Code, one-third of the directors shall be elected for a term of three years,


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one-third of the directors shall be elected for a term of two years, and one-third of the directors shall be elected for a term of one year. If the number of directors is not divisible by three, the first extra director shall be elected for a term of three years and a second extra director, if any, shall be elected for a term of two years.

         At subsequent annual meetings of shareholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such annual meeting shall be elected for a term expiring with the annual meeting of shareholders three years thereafter.

         D. CUMULATIVE VOTING. The election of directors shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder."

    3. The foregoing amendments to the Articles of Incorporation have been duly approved by the Board of Directors.

    4. The foregoing amendments to the Articles of Incorporation have been duly approved by the required vote of shareholders of Common Stock in accordance with Section 902 of the Corporations Code. The corporation has 150 shares of Common Stock issued and outstanding and no shares of Series A Preferred Stock issued and outstanding. The number of shares of Common Stock entitled to vote and voting in favor of each of the foregoing Amendments equaled or exceeded the vote required. The percentage vote of Common Stock required for the approval of the Amendments was more than 50% of the outstanding shares.


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We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  November 22, 1996

                                  /s/ William A. Hares
                                   -----------------------------------
                                  William A. Hares



                                  /s/ William L. Snelling
                                   -----------------------------------
                                  William L. Snelling



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